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                                                                   EXHIBIT 21.1



                             LIST OF SUBSIDIARIES

     The subsidiaries of the Registrant are as follows:

 1.  POLCI Acquisition, Inc., a Michigan corporation
 2.  Orthodontic Practice Management System, Inc., a Georgia corporation
 3.  Pace Financial Corporation, an Ohio corporation
 4.  MD Acquisition, Inc., a Connecticut corporation
 5.  Rovak, Inc., a Minnesota corporation
 6.  KComp Management Systems, Inc., a California corporation
 7.  SoftEasy Software, Inc., a Pennsylvania corporation
 8.  CCI Acquisition, Inc., a Florida corporation
 9.  Health Care Division, Inc., a Georgia corporation
10.  D.R. Software, Inc., a Georgia corporation
11.  Millard-Wayne, Inc., a Georgia corporation
12.  International Computer Solutions, Inc., a Georgia corporation
13.  Medical Software Integrators, Inc., a Georgia corporation